                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                         Plenum Publishing Corporation

                                       at

                              $73.50 Net Per Share

                                       by

                             PPC Acquisition Corp.

                      a direct wholly owned subsidiary of

                              Kluwer Boston, Inc.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
                                      CITY
        TIME, ON WEDNESDAY, JULY 15, 1998, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF
 COMMON STOCK, PAR VALUE $.10 PER SHARE ("SHARES"), OF PLENUM PUBLISHING
   CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES TO BE
    ACQUIRED PURSUANT TO THE PURCHASE AGREEMENTS SIMULTANEOUSLY WITH THE
     ACCEPTANCE OF SHARES PURSUANT TO THE OFFER, REPRESENT AT LEAST THAT
       NUMBER OF SHARES WHICH WOULD CONSTITUTE A MAJORITY OF THE SHARES
       OUTSTANDING ON A FULLY DILUTED BASIS, (ii) RECEIPT BY THE
         OFFEROR OF CERTAIN GOVERNMENTAL APPROVALS AND (iii) THE
          SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
          SECTION 14--"CERTAIN CONDITIONS TO THE OFFEROR'S
            OBLIGATIONS", WHICH        SETS FORTH IN FULL THE
                            CONDITIONS OF THE OFFER.

THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 10, 1998, BY AND AMONG KLUWER BOSTON, INC., PPC ACQUISITION
   CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS
     UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT,
       HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE
          FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S
              STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S
                STOCKHOLDERS ACCEPT THE OFFER AND TENDER
                   THEIR SHARES PURSUANT TO
                                            THE OFFER.

                                   IMPORTANT

    Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in Section 3-- "Procedure for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3--"Procedure for Tendering Shares".

    Questions and requests for assistance or additional copies of this Offer to Purchase, Letter of Transmittal or any other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

                                     [LOGO]

June 16, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

INTRODUCTION...............................................................................................           1

   1. Terms of the Offer...................................................................................           3
   2. Acceptance for Payment and Payment for Shares........................................................           4
   3. Procedure for Tendering Shares.......................................................................           5
   4. Withdrawal Rights....................................................................................           8
   5. Certain United States Federal Income Tax Considerations..............................................           9
   6. Price Range of Shares; Dividends.....................................................................          10
   7. Certain Effects of the Transaction...................................................................          10
   8. Certain Information Concerning the Company...........................................................          11
   9. Certain Information Concerning Wolters Kluwer, Wolters Kluwer International, WKUS, WK America, the
      Parent and the Offeror...............................................................................          13
  10. Source and Amount of Funds...........................................................................          15
  11. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company................          16
  12. Purpose of the Offer and the Merger; Plans for the Company...........................................          17
  13. The Merger Agreement, the Purchase Agreements, the Option Agreement and the
       WKUS Letter.........................................................................................          18
  14. Certain Conditions to the Offeror's Obligations......................................................          29
  15. Certain Legal Matters................................................................................          30
  16. Fees and Expenses....................................................................................          32
  17. Miscellaneous........................................................................................          33

     Schedule I -- Directors and Executive Officers of Wolters Kluwer, Wolters Kluwer International, WKUS,
      WK America, the Parent and the Offeror...............................................................         I-1

To the Holders of Common Stock,
par value $.10 per share, of Plenum Publishing Corporation:

                                  INTRODUCTION

    PPC Acquisition Corp., a Delaware corporation (the "Offeror") and a direct wholly owned subsidiary of Kluwer Boston, Inc., a Massachusetts corporation (the "Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.10 per share (the "Common Stock" or the "Shares"), of Plenum Publishing Corporation, a Delaware corporation (the "Company"), at a purchase price of $73.50 per Share net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer (as defined below), referred to herein as the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Tendering holders of record of Shares who tender directly will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Offeror will pay all charges and expenses of Credit Suisse First Boston Corporation, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Morgan Guaranty Trust Company of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") in connection with the Offer. See Section 16--"Fees and Expenses".

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (AS DEFINED BELOW) AND NOT WITHDRAWN THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES TO BE ACQUIRED PURSUANT TO THE PURCHASE AGREEMENTS (AS DEFINED BELOW) SIMULTANEOUSLY WITH THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER, REPRESENT AT LEAST THAT NUMBER OF SHARES WHICH WOULD CONSTITUTE A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON RECEIPT BY THE OFFEROR OF CERTAIN GOVERNMENTAL APPROVALS AND THE SATISFACTION OF OTHER TERMS AND CONDITIONS. SEE SECTION 14--"CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS".

    Salomon Smith Barney, the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Statement on Schedule 14D-9 which is being distributed to the Company's stockholders.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 10, 1998 (the "Merger Agreement"), by and among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "Delaware GCL"), the Offeror will be merged with and into the Company (the "Merger"). See Section 12--"Purpose of the Offer and the Merger; Plans for the Company". Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a direct wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each share of the Common Stock that is issued and outstanding (other than shares held by the Parent, the Offeror, any wholly owned subsidiary of the Parent or the Offeror, or in the treasury of the Company, which shall be cancelled, and shares held by stockholders who have properly exercised appraisal rights under Delaware law, if any), will be converted into the right to receive the Offer Price, without interest thereon, upon surrender of the certificates formerly representing such Shares. See Section 5--"Certain United States Federal Income Tax Considerations" for a description of certain tax consequences of the Offer and the Merger. Wolters Kluwer U.S. Corporation, a Delaware corporation ("WKUS"), has agreed to fund the obligations of the Parent and the Offeror through available cash balances and existing bank credit lines of Wolters Kluwer nv, a corporation organized under the laws of the Netherlands ("Wolters Kluwer"), pursuant to a letter, dated June 10, 1998, from WKUS to the Company (the "WKUS Letter"). See Section 13--"The Merger Agreement, the Purchase Agreements, the Option Agreement and the WKUS Letter".

    The Merger Agreement provides that, promptly after the Offeror acquires Shares pursuant to the Offer, the Parent will be entitled to designate up to that number of directors of the Board of Directors of the Company (rounded up to the next whole number) as will make the percentage of the Company's directors designated by the Parent equal to the aggregate voting power of the Shares held by the Parent and any of its subsidiaries.

    The Offeror has entered into five Stock Purchase Agreements, each dated as of June 10, 1998 (the "Purchase Agreements"), with the stockholders identified therein (each a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 536,960 Shares representing approximately 15.3% of the outstanding Shares on a fully diluted basis (the "Stockholders' Shares") pursuant to which the Stockholders have, among other things, (i) agreed to tender into the Offer all of the Stockholders' Shares and not withdraw any of the Stockholders' Shares unless an election is made by the Offeror to purchase the Stockholders' Shares and (ii) granted to the Offeror an option to purchase the Stockholders' Shares exercisable in certain limited circumstances following the Expiration Date or the termination of the Offer by the Offeror. In addition, each Stockholder has agreed to appoint the Offeror under certain circumstances as such Stockholder's proxy to vote such Stockholder's Shares on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement and the Purchase Agreements. The tender by the Stockholders of the Stockholders' Shares alone will not itself cause the Minimum Condition to be satisfied.

    The Company has advised the Offeror that as of June 10, 1998, there were 3,510,251 Shares issued and outstanding. The Company has further advised the Offeror that (i) as of June 10, 1998, the Company has no shares of capital stock reserved for future issuance and the Company has no outstanding options to purchase any shares of capital stock and (ii) since March 31, 1998, the Company has not issued any shares of capital stock. As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares. If the Offeror acquires at least 1,755,126 Shares in the Offer (including the 536,960 Shares subject to the Purchase Agreements), the Minimum Condition will be satisfied. Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. In the event that the Offeror acquires 90% or more of the Shares, the Parent would be able to effectuate the Merger by appropriate resolutions of the Boards of Directors of the Offeror and the Company without any meeting or action by the stockholders of the Company.

    The Offeror has been advised by the Company that, to the best of the Company's knowledge, all of the Company's directors and executive officers currently intend to tender all Shares owned by them pursuant to the Offer.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, July 15, 1998, unless and until the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

    If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND THE OFFEROR OBTAINING CERTAIN GOVERNMENTAL APPROVALS. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND THE PARENT IF CERTAIN EVENTS OCCUR. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14--"CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS". The Offeror expressly reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), and subject to the limitations set forth in the Merger Agreement and described below, to waive any condition (other than the Minimum Condition) to the Offer prior to the Expiration Date. If the Minimum Condition or any of the other conditions set forth in Section 14--"Certain Conditions to the Offeror's Obligations" have not been satisfied, by 12:00 Midnight, New York City time, then on Wednesday, July 15, 1998 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

    Pursuant to the Merger Agreement, neither the Parent nor the Offeror may decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the conditions set forth in Section 14--"Certain Conditions to the Offeror's Obligations" to the Merger Agreement, impose additional conditions to the Offer or amend any other term of the Offer in any manner materially adverse to the holders of the Shares. Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all the conditions of the Offer set forth Section 14--"Certain Conditions to the Offeror's Obligations" to the Merger Agreement as of the Expiration Date, the Parent and/or the Offeror will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the Expiration Date, if at the then scheduled expiration date of the Offer any of the conditions to the Offeror's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) increase the Offer Price and extend the Offer for any period required by any rule, regulation, interpretation or provision of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered and not withdrawn pursuant to the Offer at least 90% of the outstanding Shares.

    The Offeror also expressly reserves the right, at any time and from time to time subject to the terms of the Merger Agreement and regardless of whether any of the events set forth in Section 14--"Certain Conditions to the Offeror's Obligations" shall have occured or shall have been determined by the Offeror to have occured, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 14--"Certain Conditions to the Offeror's Obligations," by giving written notice of such extension or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule l4e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offeror exercises its right to extend the Offer. There can be no assurance that the Offeror will exercise its rights to extend the Offer.

    Any extension of the period during which the Offer is open, delay in acceptance for payment or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-l(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    The Company has provided the Offeror its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4--"Withdrawal Rights" promptly after the later to occur of (a) the

Expiration Date and (b) subject to compliance with Rule 14e-l(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 14--"Certain Conditions to the Offeror's Obligations". WKUS has agreed to fund the obligations of the Parent and the Offeror under the Merger Agreement in accordance with the terms of the WKUS Letter. See Section 13--"The Merger Agreement, the Purchase Agreements, the Option Agreement and the WKUS Letter". Subject to compliance with Rule 14e-l(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1--"Terms of the Offer" and Section 15--"Certain Legal Matters". In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares", (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1--"Terms of the Offer", the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4--"Withdrawal Rights" below and as otherwise required by Rule 14e-l(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3. PROCEDURE FOR TENDERING SHARES.

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and any other required documents, must, in any case, be transmitted to and received by the Depositary at the address set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

    SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule l7Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the NASDAQ National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or the Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR PURSUANT TO THE MERGER, EACH STOCKHOLDER MUST EITHER PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR ESTABLISH SOME OTHER EXEMPTION TO BACKUP WITHHOLDING. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL AND SECTION 5--"CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS".

    EXAMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and whose determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 10,
1998). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 10, 1998) and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4--"Withdrawal Rights", tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Friday, August 14, 1998. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4--"Withdrawal Rights", subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

    For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders, if different from the name of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedure for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and whose determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3--"Procedure for Tendering Shares".

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

    The following is a summary of certain United States federal income tax considerations of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between (i) the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and
(ii) the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Assuming that Shares are held as a capital asset, such gain or loss will be a capital gain or loss. Any such capital gain will be a long-term capital gain taxable to a non-corporate holder at a maximum rate of 20% if the holder's Shares have been held for more than 18 months on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger); a long-term capital gain taxable to a non-corporate holder at a maximum rate of 28% if the Shares have been held for more than one year but not more than 18 months on the date of the sale (or the Effective Time of the Merger) and a short-term capital gain taxable to a non-corporate holder at a maximum rate of up to 39.6% if the Shares have been held for one year or less on the date of sale (or the Effective Time of the Merger).

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's United States federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3--"Procedure for Tendering Shares." Similarly, holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are traded in the over-the-counter market, with daily quotations reported on the NASDAQ quotation system. The following table sets forth for the periods indicated the high and low sales prices and dividends per Share as reported in the Company's Form 10-K for the fiscal year ended December 31, 1997, the Company's Form 10-Q for the first quarter ended March 31, 1998 and by
NASDAQ:

                                                                                    HIGH        LOW     DIVIDENDS
                                                                                  ---------  ---------  ---------
Year Ended December 31, 1996:
First Quarter...................................................................         401/2        361/4      $.30
Second Quarter..................................................................         391/2        33       .30
Third Quarter...................................................................         39         323/4       .30
Fourth Quarter..................................................................         361/2        333/4       .30
Year Ended December 31, 1997:
First Quarter...................................................................         351/2        331/2      $.31
Second Quarter..................................................................         381/2        34       .31
Third Quarter...................................................................         50         373/8       .31
Fourth Quarter..................................................................         541/4        46       .31
Year Ended December 31, 1998:
First Quarter...................................................................         661/2        441/2      $.32(1)

(1) Does not reflect the special dividend of 878,175 shares of Gradco Systems, Inc. which was distributed to the Company's stockholders on March 20, 1998.

    On February 24, 1998, the last full trading day prior to the public announcement of the Company's initiation of the process to sell the Company, the closing price per Share as reported on NASDAQ was $46.50. On June 9, 1998, the last full trading day prior to the announcement of the Offer, the closing price per Share as reported on NASDAQ was $67.50.

7. CERTAIN EFFECTS OF THE TRANSACTION.

    The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of April 16, 1998, there were approximately 442 stockholders of record and approximately 2,500 beneficial owners of the Shares.

    MARKET FOR SHARES. Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the NASDAQ Stock Market ("NASDAQ") which requires that an issuer have at least 750,000 publicly held shares with a market value of five million dollars held by at least 400 stockholders holding round lots and have net tangible assets of at least four million dollars. If these standards are not met, the Shares might nevertheless continue to be included on NASDAQ with quotations published on the NASDAQ's "additional list" or in one of the "local lists." However, if the number of holders of shares of common stock falls below 400, or if the number of publicly held shares of common stock falls below 750,000, or if there are not at least two market makers for such shares, NASDAQ rules provide that the common stock would no longer be "qualified" for NASDAQ reporting, and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Common Stock no longer meets the requirements for continued inclusion in any other tier of NASDAQ, and the Common Stock is no longer included in any tier of NASDAQ, the market for such Shares could be adversely affected.

    In the event the Common Stock no longer meets the requirements for inclusion in any tier of NASDAQ, quotations might still be available from other sources. The extent of the public market for such Shares and availability of such quotations would, however, depend upon the remaining number of holders of such Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act, and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the consummation of the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such information or documents are untrue, neither the Offeror, the Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or the Parent.

    The Company is a Delaware corporation with its principal executive offices located at 233 Spring Street, New York, New York. The Company is a leading publisher of scientific, technical and medical ("STM") journals and books and a niche information service provider specializing in patent information. The Company has operating offices in New York, Delaware, North Carolina, London and Moscow.

    Set forth below is certain summary consolidated financial data with respect to the Company excerpted from the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1998. More comprehensive financial information is included in the reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the reports and other documents and all the financial information (including any related notes) contained in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                         THREE MONTHS ENDED MARCH      TWELVE MONTHS ENDED
                                                                   31,                     DECEMBER 31,
                                                        --------------------------  --------------------------
                                                            1998          1997          1997          1996
                                                        ------------  ------------  ------------  ------------
Income:
  Subscriptions, books and other sales, net...........  $ 13,069,025  $ 12,287,468  $ 52,633,994  $ 51,928,884
                                                        ------------  ------------  ------------  ------------
Cost and expenses:
  Cost of sales.......................................     5,289,602     5,243,509    20,709,590    20,953,870
  Royalties...........................................       844,819       832,995     3,484,839     3,874,419
  Selling, general and administrative expenses........     2,686,537     2,589,832    10,813,438    10,659,819
                                                        ------------  ------------  ------------  ------------
                                                           8,820,958     8,666,336    35,007,867    35,488,108
                                                        ------------  ------------  ------------  ------------
Income from Operations................................     4,248,067     3,621,132    17,626,127    16,440,776
Investment income and other:
  Dividend income.....................................        90,842        80,927       268,945       477,539
  Interest income.....................................       719,999       747,869     2,771,821     2,410,037
  Net realized gain on sales of marketable
    securities........................................     4,442,769       202,381           819         7,491
  Net unrealized (loss) gain on marketable
    securities........................................    (7,694,603)   (2,524,800)   (1,227,545)    4,109,291
  Equity in net income of Gradco Systems, Inc.-- Note
    1.................................................       --            --            611,710       374,330
Other investment-related expenses.....................       (57,457)      (56,725)     (327,417)     (539,622)
                                                        ------------  ------------  ------------  ------------
Income from continuing operations before income
  taxes...............................................     1,749,617     2,070,784    19,724,460    23,279,842
Income tax (benefits) provision.......................      (839,000)      711,000     6,900,000     8,598,000
                                                        ------------  ------------  ------------  ------------
Income from continuing operations.....................     2,588,617     1,359,784    12,824,460    14,681,842
Income from discontinued operations, net of income tax
  of $199,000 - Note 2................................       --            --            --            368,501
                                                        ------------  ------------  ------------  ------------
Net income............................................  $  2,588,617  $  1,359,784  $ 12,824,460  $ 15,050,343
                                                        ------------  ------------  ------------  ------------
                                                        ------------  ------------  ------------  ------------
Basic and Diluted Earnings Per share of Common Stock -
  Notes 2 and 3:
  Income from continuing operations...................  $        .74  $        .35  $       3.45  $       3.75
  Income from discontinued operations.................       --            --            --               0.09
                                                        ------------  ------------  ------------  ------------
Net income............................................  $        .74  $        .35  $       3.45  $       3.84
                                                        ------------  ------------  ------------  ------------
                                                        ------------  ------------  ------------  ------------

Note 1. On March 20, 1998, the Company distributed, as a dividend, to its stockholders substantially all of its shares of Gradco Systems, Inc.

Note 2. In December 1995, the Company's Board of Directors adopted a plan to discontinue its wholly owned subsidiary, J.S. Canner & Company, Inc. ("Canner"), effective October 1996. Canner was engaged in the purchase and sale of back issue periodicals to libraries, universities, colleges and other users. Net sales of Canner were approximately $1 million for the year ended December 31, 1996.

Note 3. Net income per share of Common Stock is computed on the basis of the weighted average number of shares outstanding. The number of shares used in this computation for the twelve months ended December 31, 1997 and 1996 is as follows:

                                                                          1997       1996
                                                                        ---------  ---------
        Twelve months.................................................  3,721,433  3,915,045

        The number of shares used in this computation for the three months ended March 31, 1998 and 1997 is as follows:

                                                                          1998       1997
                                                                        ---------  ---------

        Three months..................................................  3,510,251  3,871,593

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington D.C. 20006.

9. CERTAIN INFORMATION CONCERNING WOLTERS KLUWER, WOLTERS KLUWER INTERNATIONAL, WKUS, WK AMERICA, THE PARENT AND THE OFFEROR.

    The Offeror is a Delaware corporation which was formed as an acquisition vehicle in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and will be merged with and into the Company pursuant to the Merger. The Offeror is a wholly owned subsidiary of the Parent, which is a wholly owned subsidiary of WK America, Inc., a Delaware corporation ("WK America"), which is a wholly owned subsidiary of WKUS. Wolters Kluwer International Holding B.V., a corporation organized under the laws of the Netherlands and a wholly owned subsidiary of Wolters Kluwer ("Wolters Kluwer International"), owns 100% of the outstanding shares of capital stock of WKUS. Wolters Kluwer International, WKUS and WK America are holding companies formed by Wolters Kluwer solely for the purpose of holding shares of capital stock of indirect subsidiaries of Wolters Kluwer.

    Pursuant to the WKUS Letter, WKUS has agreed to fund the obligations of the Parent and the Offeror under the Merger Agreement through available cash balances and existing bank credit lines of Wolters Kluwer.

    Wolters Kluwer is a multidomestic publishing company active in 25 countries. Core activities are legal and tax publishing, business publishing, medical/scientific publishing, educational publishing/professional training and trade publishing for selected markets. Wolters Kluwer has sales of approximately $2.5 billion. In addition to the Parent, Wolters Kluwer's U.S. holdings include Aspen Publishers, CCH Incorporated, Facts and Comparisons, Legal Information Services, Lippincott Williams & Wilkins (formerly Waverly, Inc and Lippincott-Raven Publishers) and Blessing/White. The principal executive offices of Wolters Kluwer are located at Stadhouderskade 1, 1000 AV, Amsterdam, the Netherlands. The principal executive office of the Parent and the Offeror is c/o Kluwer Academic Publishers B.V., Spuiboulevard 50, 3300 AZ, Dordrecht, the Netherlands.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Wolters Kluwer, Wolters Kluwer International, WKUS, WK America, the Parent and the Offeror are set forth in Schedule I hereto.

    Set forth below is certain consolidated financial information regarding Wolters Kluwer and its subsidiaries. The financial information set forth below was prepared in accordance with generally accepted accounting principles used in the Netherlands ("Dutch GAAP"), which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). The principal differences include:

    - Acquired publishing rights are capitalized. In general, publishing rights are considered to have an indefinite economic life, and therefore no systematic amortization is applied. Write-offs are taken in the case of permanent impairment. Under US GAAP, acquired publishing rights are amortized over their estimated life, not to exceed 40 years.

    - Pension costs are based on actuarially computed contributions to foundations. Under US GAAP, pension costs are actuarially computed in accordance with the provisions of Financial Accounting Standard No. 87, Employers Accounting for Pensions, and include current service costs, interest costs and amortization of prior service costs.

    - Post-retirement and post-employment benefits are recorded when contributions are made to the plan or at the time of retirement or termination for unfunded plans. US GAAP generally requires accrual of such costs over the period that the employee provides services to the company.

    The consolidated financial statements of Wolters Kluwer are published in Dutch guilders ("guilders" or "Dfl"). The dollar amounts in the table below have been translated from guilders at the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank in New York City (the "Noon Buying Rate") on December 31, 1997, which was Dfl2.0278 per $1.00. Such rate may differ from the actual rates used in the preparation of the consolidated financial statements of Wolters Kluwer as of and for each of the years in the three-year period ended December 31, 1997, which are expressed in guilders. The dollar amounts appearing herein may differ from the actual dollar amounts that were translated into guilders in the preparation of such financial statements. The following table sets forth, for the periods and dates indicated, the average, high, low and period-end Noon Buying Rates for guilders expressed in guilders per $1.00.

                             YEARLY EXCHANGE RATES
                                (AMOUNTS IN DFL)

                                 YEAR                                   AVERAGE(1)     HIGH        LOW     PERIOD-END
----------------------------------------------------------------------  -----------  ---------  ---------  -----------
1994..................................................................      1.8077      1.9750     1.6727      1.7360
1995..................................................................      1.5976      1.7494     1.5192      1.6035
1996..................................................................      1.6889      1.7560     1.6075      1.7271
1997..................................................................      1.9585      2.1177     1.7300      2.0278
1998 (through June 10, 1998)..........................................      2.0449      2.0890     1.9817      2.0260

------------------------

(1) The average of the Noon Buying Rates on the last business day of each month during the relevant period.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                              YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------
                                                                         1997(1)             1996         1995
                                                                 -----------------------  -----------  -----------
                                                                 (CURRENCY IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
AMOUNTS IN ACCORDANCE WITH
  DUTCH GAAP
INCOME STATEMENT DATA:
  Revenues.....................................................  US$   2,569    Dfl5,209     Dfl4,315     Dfl2,944
  Operating income.............................................          600       1,217          927          609
  Net income...................................................          286         579          479          452
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital..............................................  US$    (365)   Dfl (740)    Dfl (484)    Dfl  (21)
  Total assets.................................................        4,099       8,311        6,746        2,074
  Liabilities..................................................        3,204       6,497        5,553        1,341
  Stockholder's equity.........................................          895       1,814        1,193          733
FULLY DILUTED PER SHARE DATA
  Net income...................................................  US$    4.16    Dfl 8.43     Dfl 7.03     Dfl 6.70

------------------------

(1) Exchange rate based on the Noon Buying Rate on December 31, 1997:
    Dfl2.0278=US$1. Operating income for the year ended December 31, 1997, reflects operating income before the amortization of goodwill.

    Except as provided in the Merger Agreement, the Purchase Agreements and the Option Agreement (as defined below) and as otherwise described in this Offer to Purchase, none of Wolters Kluwer, WKUS, the Parent or the Offeror, or, to the best knowledge of the Parent and the Offeror, any of the persons listed on
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Wolters Kluwer, WKUS, the Parent or the Offeror, or, to the best knowledge of the Parent and the Offerer, any of the persons listed on Schedule I hereto, has had, since January 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission applicable to this Offer to Purchase. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between Wolters Kluwer, WKUS, the Parent or the Offeror or any of their respective subsidiaries, or, to the best knowledge of the Parent and the Offeror, any of the persons listed on Schedule I hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither the Parent nor the Offeror, nor, to the best knowledge of the Parent and the Offeror, any of the persons listed on
Schedule I hereto, beneficially owns any Shares or has effected any transactions in the Shares during the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by the Offeror and the Parent to consummate the Offer and the Merger is estimated to be approximately $258 million, which amount excludes related fees and expenses. The Offeror intends to obtain the required funds from capital contributions and/or loans from Wolters Kluwer.

    It is presently anticipated that funds borrowed will be repaid from internally generated funds of the Parent or the Company. The Parent may, however, employ alternative methods for refinancing such borrowings, including, without limitation, debt financing, depending on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

    On February 25, 1998, the Company announced that its Board of Directors had initiated a process to explore the sale of the Company and that it had retained Salomon Smith Barney to assist it in seeking prospective buyers. The press release noted that the Company was motivated by recent consolidation in the publishing sector.

    On April 6, 1998, WKUS entered into a confidentiality agreement with Salomon Smith Barney on behalf of the Company (the "Confidentiality Agreement") pursuant to which certain evaluation material concerning the Company would be made available to WKUS and its affiliates and representatives on a confidential basis.

    On May 5, 1998, the Parent sent a preliminary letter of interest to the Company indicating its initial interest in purchasing the Company. Such interest was contingent upon, among other things, the completion of satisfactory financial and legal due diligence.

    On May 11, 1998, Salomon Smith Barney sent to WKUS, as one of three parties selected to continue in the auction process, a letter (the "Bid Procedures Letter") governing further procedures for the auction process and a form of Agreement and Plan of Merger. The parties were invited to submit a firm written offer to acquire the Company (a "Proposal") and were instructed to submit Proposals by May 29, 1998. The Bid Procedures Letter instructed the parties to include in the Proposal the specific amount of consideration offered per share. Each party was asked to mark changes in the form of the Agreement and Plan of Merger provided, which had been prepared by the Company, and to include in the Proposal a statement that such party would be prepared to execute such marked Agreement and Plan of Merger (with any proposed modifications) in the form submitted. Pursuant to the Bid Procedures Letter, submission of a Proposal constituted an agreement to be bound by the terms set forth therein.

    On May 18 and May 19, 1998, the Chief Executive Officer of the Parent, other members of the Parent's and Wolters Kluwer's senior management teams and representatives of the Parent's legal and financial advisors attended a presentation hosted by members of the Company's senior management team and its financial advisor to discuss the Company's business activities and its financial performance and conducted a site visit of the Company's facilities.

    On May 28, 1998, the Executive Board of Wolters Kluwer met and authorized management of the Parent to make an offer, contingent upon receipt of approval by the Supervisory Board of Wolters Kluwer, to acquire the Company. WKUS submitted, on behalf of the Parent, an offer proposal to the Company in the afternoon of May 29, 1998 (the "Wolters Kluwer Proposal") conditioned upon, among other things, the Company's agreement to negotiate with the Parent on an exclusive basis. See Section 13--"The Merger Agreement, the Purchase Agreements, the Option Agreement and the WKUS Letter".

    On the afternoon of June 2, 1998, the Parent's financial advisor discussed the Wolters Kluwer Proposal with the Company's financial advisor. On June 3, 1998, after the Wolters Kluwer Proposal was revised by WKUS, such revised proposal was accepted by the Company.

    On June 4, 1998, the legal and financial advisors to the Company met with those of the Parent to negotiate the Merger Agreement, the Purchase Agreements, the Option Agreement and the WKUS Letter and, subject to final approval and completion of legal documentation, agreement was reached on all substantive matters. On that date, the Company executed an exclusivity letter with WKUS under which the Company agreed not to negotiate the sale of the Company with any other parties until the earlier of the execution of the Merger Agreement or June 24, 1998 (the "Exclusivity Letter").

    On June 9, 1998, the Supervisory Board of Wolters Kluwer met, reviewed the possible acquisition of the Company with the Executive Board of Wolters Kluwer and authorized management of the Parent to make an offer to acquire the Company.

    The Board of Directors met with the Company's legal and financial advisors during the morning on June 10, 1998 and determined to accept the revised Wolter Kluwer Proposal. On the morning of June 10, 1998, the Merger Agreement, the Purchase Agreements, the Option Agreement and the WKUS Letter were finalized and executed. On the afternoon of June 10, 1998, public announcements were made in the United States and the Netherlands.

    On June 16, 1998, the Parent and the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    The purpose of the Offer, the Merger, the Merger Agreement, the Purchase Agreements and the Option Agreement is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, the Merger Agreement, the Purchase Agreements and the Option Agreement are intended to increase the likelihood that the Merger will be effected as promptly as practicable.

    Under the Delaware GCL and the Certificate of Incorporation of the Company, any merger (other than a merger effectuated pursuant to the short-form merger provisions of the Delaware GCL) must be approved by the Board of Directors of the Company and the affirmative vote of the holders of that number of Shares which would constitute a majority of the Shares outstanding on a fully diluted basis. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. The Company has agreed (if required by applicable law to consummate the Merger) to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of obtaining stockholder approval of the Merger. The Parent has agreed that, subject to applicable law, all Shares owned by the Offeror or any other subsidiary of the Parent will be voted in favor of the Merger. The stockholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror owns that number of Shares which would constitute a majority of the Shares outstanding on a fully diluted basis, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company. In the event that the Offeror acquires 90% or more of the Shares, under the Short-form merger provisions of the Delaware GCL the Parent would be able to effectuate the Merger by appropriate resolutions of the Boards of Directors of the Offeror and of the Company without any meeting or action by the stockholders of the Company.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company have certain rights under the Delaware GCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

    In the event that appraisal rights were available, an objecting stockholder shall cease to have any rights as a stockholder with respect to the Shares except the right to receive payment of the fair value thereof. The stockholder's rights may be restored only upon the withdrawal, with the consent of the Company, of the demand for payment, no filing of a petition for appraisal within the time required, a determination of the court that the stockholder is not entitled to an appraisal, or the abandonment or rescission of the transaction to which the stockholder objected.

    The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' appraisal rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Delaware GCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. Wolters Kluwer believes that, in today's highly competitive global scientific publishing markets, marked by a gradual ongoing shift to electronic publishing, both the quality and the quantity of content ownership are increasingly important. A strategic alliance between the Parent and the Company is a natural step towards securing long-term success in the scientific publishing marketplace. As such, the Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger.

13. THE MERGER AGREEMENT, THE PURCHASE AGREEMENTS, THE OPTION AGREEMENT AND THE WKUS LETTER.

    The following is a summary of certain material provisions of the Merger Agreement, the Purchase Agreements, the Option Agreement and the WKUS Letter, copies of which are filed as exhibits to the Schedule 14D-1 and Schedule 13D. These summaries do not purport to be complete and are qualified in their entirety by reference to the respective texts of the Merger Agreement, the WKUS Letter, the Option Agreement and the WKUS Letter. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement.

    THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides for the commencement of the Offer not later than the fifth business day from the public announcement of the execution of the Merger Agreement. The Merger Agreement also provides that the Offer shall be subject solely to the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to any Shares acquired pursuant to the Purchase Agreements simultaneously with the acceptance of Shares pursuant to the Offer, satisfies the Minimum Condition, and to the other conditions set forth in Section 14--"Certain Conditions to the Offeror's Obligations" (including the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")). Pursuant to the Merger Agreement, neither the Parent nor the Offeror may decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the conditions set forth in Section 14--"Certain Conditions to the Offeror's Obligations", impose additional conditions to the Offer or amend any other term of the Offer in any manner materially adverse to the holders of the Shares. Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all the conditions of the Offer set forth in Section 14-- "Certain Conditions to the Offeror's Obligations" as of any expiration date of the Offer, the Parent and/or the Offeror will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then scheduled expiration date of the Offer any of the conditions to the Offeror's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) increase the Offer Price and extend the Offer for any period required by any rule, regulation, interpretation or provision of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered and not withdrawn pursuant to the Offer at least 90% of the outstanding Shares.

    COMPANY ACTIONS. Pursuant to the Merger Agreement, the Company has agreed that, as promptly as practicable following the commencement of the Offer, it will file with the Commission and mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer and approve the Merger, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of the Merger Agreement.

    THE MERGER. The Merger Agreement provides that at the Effective Time, the Offeror shall be merged with and into the Company. Following the Merger, the separate corporation existence of the Offeror shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger Agreement also provides that at the option of the Parent and provided that such amendment does not delay the Effective Time, the Merger may be structured so that the Company shall be merged with and into the Offeror or another direct or indirect wholly owned subsidiary of the Parent with the Offeror or such other subsidiary of the Parent continuing as the Surviving Corporation.

    Pursuant to the Merger Agreement, the Certificate of Incorporation of the Company at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Merger Agreement also provides that the Bylaws of the Offeror at the Effective Time shall be the Bylaws of the Surviving Corporation and that the officers and directors of the Offeror at the Effective Time shall serve as the initial officers and directors of the Surviving Corporation.

    CONVERSION OF SECURITIES. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by the Parent, the Offeror, any wholly owned subsidiary of the Parent or the Offeror, or in the treasury of the Company, which shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, without interest thereon, upon surrender of the certificate formerly representing such Share. "Dissenting Shares" means Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware GCL, if such Section 262 provides for appraisal rights for such Shares in the Merger.

    At the Effective Time, each share of common stock, par value $.01 per share, of the Offeror issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.10 per share, of the Surviving Corporation.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Offeror, including, but not limited to, representations and warranties as to organization and qualification, subsidiaries, capital structure, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under those acts), absence of material adverse changes, absence of litigation, employee benefit plans, environmental laws and regulations, intellectual property, tax matters, liability insurance and the inapplicability of certain state takeover statutes.

    The Offeror and the Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties as to organization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals and financing.

    COVENANTS RELATING TO THE CONDUCT OF BUSINESS. The Merger Agreement provides that during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. "Subsidiary" means, with respect to the Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity. The Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement, during such period, the Company will not, and the Company will not permit any of its Subsidiaries to, without the prior written consent of the Parent:

        (a) adopt any amendment to its Certificate of Incorporation or By-laws or comparable organizational documents;

        (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly owned Subsidiary of the Company, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into, exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement;

        (c) declare, set aside or pay any dividends or other distribution (whether in cash, securities or property or any combination thereof) in excess of the regular quarterly dividend in an amount equal to the last paid regular quarterly cash dividend paid by the Company which would normally be paid approximately three months after such last paid regular quarterly dividend was paid, if any such dividends are declared and paid;

        (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

        (e) except for (i) increases in salary and wages granted to officers and employees of the Company or its Subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews (within the amounts projected in the Company's 1998 operating plan previously provided to the Parent) in the ordinary course of business consistent with past practice, or (ii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements in effect on the date of the Merger Agreement, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any additional severance or termination pay to (other than as required by existing agreements or policies listed on Schedule 4.12(i) to the Merger Agreement), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or, except pursuant to arrangements disclosed in

    Schedule 4.12(i) to the Merger Agreement, establish, adopt, enter into, amend, accelerate any rights or benefits or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, golden parachute, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation;

        (f) acquire, sell, lease or dispose of any assets or securities which are material to the Company and its Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction, other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;

        (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, (ii) assume except in the ordinary course of business consistent with past practice, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or (iii) make any advances except in the ordinary course of business consistent with past practice (other than advances to Salomon Smith Barney required under a letter agreement between Salomon Smith Barney and the Company dated February 28, 1998), loans or capital contributions to, or investments in, any other person (except for investments in short term interest bearing instruments purchased with excess cash of the Company, and for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company);

        (h) settle or compromise any material suit or claim or material threatened suit or claim;

        (i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or voluntarily terminate any contract, (ii) waive, release, relinquish or assign any contract (or any rights of the Company or any of its Subsidiaries thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its Subsidiaries except for any indebtedness relating to goods properly returned to the Company;

        (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its Subsidiaries;

        (k) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable law, regulation or change in generally accepted accounting principles, applied by the Company (including tax accounting principles);

        (l) release any person or entity from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person or entity; or

       (m) agree in writing or otherwise to take any of the foregoing actions or any action which would cause any representation or warranty in the Merger Agreement to be or become untrue or incorrect in any material respect.

    HSR ACT. Pursuant to the Merger Agreement, each of the Company and the Parent agreed to use its reasonable best efforts to file as soon as practicable notifications under the HSR Act with respect to Purchaser's exercise of the Company Option and to respond as prompty as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as prompty as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Pursuant to the Merger Agreement, each of the Company and Parent further agree to take all reasonable actions necessary to file any other forms or notifications which may be required by any foreign Governmental Entity and to obtain any approvals which may be required in connection therewith.

    NO SOLICITATION. The Company has agreed in the Merger Agreement that neither the Company, its Subsidiaries nor any of their respective officers, directors and consultants (including, but not limited to, investment bankers, attorneys and accountants) shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Offeror, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that nothing contained in the Merger Agreement shall prohibit the Company or the Company's Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from legal counsel to the Company, is required under applicable law; provided that the Company may not, except as permitted by the Merger Agreement, withdraw or modify its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Merger Agreement also provides that except as permitted by the Merger Agreement, the Company shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any of its Subsidiaries or any officer, director, employee or affiliate of, or investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries with parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing.

    Pursuant to the Merger Agreement, the Company may furnish information concerning the Company and its Subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements with terms substantially similar to those contained in the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group, which has not been solicited by or on behalf of the Company after the date of the Merger Agreement, has submitted a bona fide written proposal to the Company relating to the acquisition of all or substantially all of the business or properties of the Company and its subsidiaries or the acquisition of all of the capital stock of the Company with respect to which the Board of Directors of the Company concludes in good faith, after consulting with a nationally recognized investment banking firm (including but not limited to Salomon Smith Barney), (A) the proposal is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the Offer and the Merger and (B) the bidder is fully capable of completing the transaction in accordance with the terms of such proposal, and (ii) in the good faith opinion of the Board of Directors of the Company, only after receipt of written advice from legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (i) and (ii) being referred to herein as a "Superior Proposal"). The Merger Agreement requires the Company to provide reasonable notice to the Offeror to the effect that it has received an Acquisition Proposal, including its terms and conditions (but excluding the identity of the party or parties making such acquisition Proposal, unless the terms and conditions of such Acquisition Proposal contain a purchase price that includes stock of such party or parties. At any time after 48 hours following notification to the Offeror of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of the Merger Agreement, the Board of Directors of the Company may withdraw or modify its recommendation of the Offer and may cause the Company to enter into an agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to the Offeror the Termination Fee (as defined below) plus any amount payable at the time for reimbursement of expenses.

    INDEMNIFICATION. The Merger Agreement provides that from and after the consummation of the Offer, the Parent and the Offeror shall indemnify and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties" and individually, the "Indemnified Party") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by the Merger Agreement) to the fullest extent permitted by the Delaware GCL, for a period of not less than six years following the Effective Time.

    Pursuant to the Merger Agreement, the Parent agrees to cause the Certificate of Incorporation and Bylaws of the Surviving Corporation and its Subsidiaries to include the provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable law and shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties, as the case be, without the prior written consent of such persons, for a period of six years from and after the date of the Merger Agreement.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly upon the purchase of Shares by the Parent or the Offeror or any of its Subsidiaries pursuant to the Offer and/or pursuant to any of the Purchase Agreements, which Shares represent at least a majority of the outstanding Shares, the Offeror shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors designated by the Offeror pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company has agreed, upon request of the Offeror, to use its reasonable best efforts promptly either to increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Offeror's designees to be so elected to the Company's Board of Directors, and shall take all actions available to the Company to cause the Offeror's designees to be so elected. At such time, the Company shall, if requested by the Offeror, also cause persons designated by the Offeror to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. Subject to applicable law, the Company has agreed to take all action requested by the Parent or the Offeror which is reasonably necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    The Merger Agreement also provides that in the event the Offeror's designees are elected to the Company's Board of Directors, until the Effective Time, the Company's Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement ("Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of the Offeror or the Parent and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

    CONDITIONS PRECEDENT. The Merger Agreement provides that the respective obligations of the Parent, the Offeror and the Company to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (a) if required by the Delaware GCL, the stockholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement:
(b) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger: and (c) the Parent and/or the Offeror shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of the Parent or the Offeror if the Parent and/or the Offeror fails to purchase Shares tendered pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger contemplated thereunder may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by the Parent also being an effective termination by the Offeror): (a) by mutual consent of the Parent and the Company; (b) by the Parent or the Company: (i) if any court or Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement are to use their reasonable best efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (ii) if (x) the Offer shall have expired without any Shares being purchased therein or (y) the Offeror shall not have accepted for payment all Shares tendered pursuant to the Offer by March 31, 1999; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offeror, to purchase the Shares pursuant to the Offer on or prior to such date; (c) by the Company: (i) if the Parent and/or the Offeror fails to commence the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a Material Adverse Effect on the Company (as defined below); (ii) in connection with entering into a definitive agreement in accordance with Section 6.8(b) of the Merger Agreement, provided it has complied with all provisions of such section, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee plus any amounts then due as a reimbursement of expenses; or (iii) if the Parent or the Offeror shall have made a material misrepresentation or have breached in any material respect any of their respective representations, covenants or other agreements contained in the Merger Agreement, which breach (A) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Parent or the Offeror, as applicable, and (B) limits or restricts the ability of the Parent or the Offeror to consummate the transactions contemplated by the Merger Agreement; or (d) by the Parent: (i) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which
(A) would give rise to the failure of a condition set forth in paragraph (e) or
(f) of Section 14--"Certain Conditions to the Offeror's Obligations" and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or (ii) if any event set forth in paragraph (d) of Section 14--"Certain Conditions to the Offeror's Obligations" shall have occurred. "Material Adverse Effect on the Company" means any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, has had or will have a material adverse effect on the business, financial condition, properties or results of operations of the Company and its Subsidiaries taken as a whole, other than any adverse change, circumstance or effect relating to or arising out of (i) the economy or securities markets in general, (ii) the announcement of the Merger Agreement or the transactions contemplated hereby (including any impact on employees, vendors or customers resulting therefrom) or

(iii) the industry of the Company and its Subsidiaries in general, and not specifically relating to the Company or its Subsidiaries.

    EFFECT OF TERMINATION; TERMINATION FEE. The Merger Agreement provides that in the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 8.2, Section 8.3 and the last sentence of Section 6.2 of the Merger Agreement which shall survive any such termination. Nothing contained in Section 8.2 of the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement or the Confidentiality Agreement.

    If (w) the Company terminates the Merger Agreement as provided in clause
(c)(ii) under TERMINATION above, (x) the Parent terminates the Merger Agreement as provided in clause (d)(ii) under TERMINATION above, (y) either the Company or the Parent terminates the Merger Agreement as provided in clause (b)(ii) under TERMINATION above and (A) prior thereto there shall have been publicly announced another Acquisition Proposal (provided, however, that solely for purposes of this clause (A), the term Acquisition Proposal shall not include (1) the purchase of less than 5% of any class or series of capital stock of the Company if such purchase does not involve an offer to acquire additional shares of capital stock of the Company that could cause any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than the Offeror or its affiliates or any group of which any of them is a member, to beneficially own 5% or more of any such class or series or (2) any purchase of 5% or more of any class or series of capital stock of the Company which can properly be reported on a Schedule 13G of the Exchange Act and (B) an Acquisition Proposal pursuant to which any person acquires all or a substantial part of the business or properties of the Company or any of its Subsidiaries, any of the capital stock (or securities exercisable for or convertible into such capital stock) of any of the Subsidiaries of the Company or any capital stock (or securities exercisable for or convertible into such capital stock) of the Company which represents 20% or more of the equity interest or voting power of the Company shall be consummated on or prior to March 31, 1999, or (z) the Parent terminates the Merger Agreement as provided in clause (d)(i) under TERMINATION above and an Acquisition Proposal pursuant to which any Person acquires all or a substantial part of the business or properties of the Company or any of its Subsidiaries, any of the capital stock (or securities exercisable for or convertible into such capital stock) of any of the Subsidiaries of the Company or any capital stock (or securities exercisable for or convertible into such capital stock) of the Company which represents 20% or more of the equity interest or voting power of the Company shall be consummated on or prior to March 31, 1999, then, the Company is required to pay to the Offeror an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000)(the "Termination Fee"), plus an amount equal to the Offeror's actual documented reasonable out-of-pocket fees and expenses (including, without limitation, reasonable legal, investment banking, financing commitment fees and commercial banking fees and expenses) incurred by the Offeror and the Parent in connection with the due diligence investigation, the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement (the "Reimbursable Expenses"). The Company shall also be obligated to pay to the Offeror the Reimbursable Expenses in such manner if the Parent shall terminate the Merger Agreement as provided in clause (d)(i) under TERMINATION above (regardless of whether an Acquisition Proposal is consummated thereafter). All such fees and expenses paid constitute liquidated damages and the Company shall have no further liability to the Offeror or the Parent under the Merger Agreement after the payment of such fees and expenses, provided that nothing in this sentence shall affect any liability the Company may have to the Offeror or Parent under the Purchase Agreements (if any) and the Option Agreement.

    THE PURCHASE AGREEMENTS

    AGREEMENT TO TENDER. The Offeror has entered into five Purchase Agreements, each dated as of June 10, 1998, with the Stockholders identified therein (each a "Stockholder") and collectively, the "Stockholders") beneficially owning an aggregate of 536,960 Shares representing approximately 15.3% of the outstanding Shares on a fully diluted basis (the "Stockholders' Shares") pursuant to which the

Stockholders have agreed to tender into the Offer all of the Stockholders' Shares and not withdraw any of the Stockholders' Shares unless an election is made by the Offeror to purchase the Stockholders' Shares. Each Stockholder severally has agreed to deliver to the Depositary, immediately following the date of this Offer to Purchase, the Letter of Transmittal together with the certificates for the Stockholder's Shares, if available, or a "Notice of Guaranteed Delivery," if the Stockholder's Shares are not available. Each of the Stockholders has also severally agreed not to withdraw any Shares tendered into the Offer unless the Offer is terminated by the Parent or the Offeror without any Shares being purchased thereunder.

    OPTION TO PURCHASE. Pursuant to the Purchase Agreements, each Stockholder has also severally granted to the Offeror a conditional irrevocable option (the "Stock Option") to purchase all of such Stockholder's Shares legally and/or beneficially owned by such Stockholder at a purchase price equal to $73.50 per Share. The Stock Option may be exercised by the Offeror, in whole and for all of such Stockholder's Shares but not in part or for less than all of such Stockholder's Shares (i) if the Offer was terminated by the Offeror for the reasons set forth in paragraph (d) of Section 14--"Certain Conditions to the Offeror's Obligations" or (ii) in the case of the expiration of the Offer, if the Offer expires without the purchase of Shares thereunder and either without satisfaction of the Minimum Condition or after the occurrence of circumstances giving rise to a right of termination by the Offeror for the reasons set forth in paragraph (d) of Section 14--"Certain Conditions to the Offeror's Obligations", in each case without any violation of the Offer or the Merger Agreement by the Parent or the Offeror. Notice of exercise may be given at any time during the period (the "Exercise Period") commencing on the date on which the Offer is terminated or expires (as described above) and ending on March 31, 1999. In addition, the Offeror may also exercise the Stock Option if the Company terminates the Merger Agreement as provided in clause (c)(ii) under THE MERGER AGREEMENT--TERMINATION above, whereupon the Exercise Period shall commence on the date such termination rights are exercised and end on March 31, 1999.

    CONDITIONS TO DELIVERY OF THE SHARES. The Purchase Agreements provides that the obligation of each Stockholder to deliver such Stockholder's Shares upon exercise of the Stock Option is subject to (i) all waiting periods under the HSR Act applicable to the exercise of the Stock Option having expired or been terminated, (ii) there being no permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Stockholder's Shares in respect of such exercise.

    REPRESENTATION AND WARRANTIES. The Purchase Agreements contain customary representations and warranties by each Stockholder, including those relating to
(i) authority to enter into the Purchase Agreements and sell Shares owned by such Stockholder, (ii) good and marketable title to such Stockholder's Shares, free and clear of all liens, claims, encumbrances and security interests, (iii) legality, validity and binding effect of the Purchase Agreements, and (iv) no violation of agreements, judgments, laws, rules and regulations. The Purchase Agreements also contain customary representations and warranties by the Offeror, including those relating to authority to enter into the Purchase Agreements, the legality, validity and binding effect of the Purchase Agreements and no violation of agreements, judgments, laws, rules and regulations.

    NO DISPOSITION OF STOCKHOLDERS' SHARES AND NO ACQUISITION OF
SHARES. Pursuant to the Purchase Agreements, each Stockholder severally agreed that, except as contemplated by the Purchase Agreements, such Stockholder will not offer or agree to, sell, transfer, assign or otherwise dispose of, or create any option, restriction, right of first refusal agreement or limitation on such Stockholder's voting rights with respect to, such Stockholder's Shares.

    NO SOLICITATION. Pursuant to the Purchase Agreements, each Stockholder and his affiliates have agreed not to directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Offeror or any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company or any subsidiary, division or operating or principal business unit of the Company, except that this covenant shall not restrict the Stockholder's ability to act in such Stockholder's capacity as a director of the Company in accordance with Section 6.8 of the Merger Agreement. The Purchase Agreements also provide that each Stockholder shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by such Stockholder or his affiliates or any investment banker, attorney, accountant or other advisor or representative of such Stockholder or his affiliates with parties conducted prior to the date of the Purchase Agreements with respect to any of the foregoing.

    VOTING AGREEMENT. During the time the Purchase Agreements are in effect, each Stockholder has agreed to vote all such Stockholder's Shares (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (iii) against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to:
(i) any extraordinary corporate transaction (other than the Merger), such as a merger, reorganization, recapitalization or liquidation involving the Company or any of its Subsidiaries or any proposal made in opposition to or in competition with the Merger; (ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries; (iii) and change in the management or board of directors of the Company, except as otherwise agreed to in writing by Offeror or the Parent; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the corporate structure or business of the Company or any of its Subsidiaries.

    In the event any Stockholder shall fail to comply with the provisions of
Section 6.1 of the Purchase Agreements as determined by the Offeror in its sole discretion, such failure shall result, without any further action by such Stockholder, in the irrevocable appointment of the Offeror as the attorney and proxy of such Stockholder, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all of the Shares that such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 6.1 of the Purchase Agreements. Each Stockholder revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Shares that such Stockholder may have appointed or granted prior to the date of the Purchase Agreements, and no subsequent proxy or power of attorney (except in furtherance of Stockholder's obligations under Section 6.1 of the Purchase Agreements shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto so long as the Purchase Agreements remain in effect.

    TERMINATION. The Purchase Agreements will terminate, without any action by any of the parties, on the date on which the Merger Agreement terminates in accordance with its terms, except with respect to the exercise of the Stock Option. The Stock Option may be exercised after termination of the Merger Agreement on the terms described above under "Option to Purchase."

    THE GUARANTEE. In connection with each Purchase Agreement, the Parent has guaranteed the performance of the obligations undertaken by the Offeror therein.

    THE OPTION AGREEMENT

    GRANT OF OPTION. Pursuant to the Option Agreement dated June 10, 1998 (the "Option Agreement") among the Company and the Parent, the Company granted to the Parent an irrevocable option (the "Company Option") to purchase up to 698,540 shares of Common Stock ("Option Shares"), representing 19.9% of the issued and outstanding shares of Common Stock on the date of the Option Agreement, at a price per share of $73.50 ("Option Price") payable in cash.

    EXERCISE OF THE COMPANY OPTION. The Option Agreement provides that: (a) The Company Option may be exercised, in whole or in part, at any time and from time to time after any Triggering Event (as defined below) shall have occurred and prior to the expiration thereof, provided that (i) all waiting periods under the HSR Act required for the purchase of the Option Shares shall have expired or been waived, (ii) no breach by the Parent or the Offeror shall have occurred and be continuing under the Option Agreement or the Merger Agreement and (iii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority, prohibiting the issuance of the Option Shares pursuant to the Option Agreement. The Company Option shall expire upon the earlier of (i) the date of consummation of the Merger, (ii) twenty (20) days after the date of consummation of any Superior Proposal or Acquisition Proposal (as such terms as defined in the Merger Agreement) under circumstances which obligate the Company to pay the Termination Fee, or (iii) the date upon which the Merger Agreement is terminated other than in connection with the occurrence of a Triggering Event; and (b) if the Parent wishes to exercise the Company Option for all or some of the Option Shares, the Parent shall send a written notice (the "Notice") to the Company specifying the number of Option Shares it will purchase pursuant to such exercise and the place and date not less than three (3) nor more than twenty
(20) days from the date of the Notice for the closing of such purchase.

    TRIGGERING EVENT. Under the Option Agreement, a "Triggering Event" shall mean the occurrence of an event which requires the payment of the Termination Fee.

    COVENANTS. The Option Agreement provides that: (a) upon the request of the Parent, the Company agrees to file a registration statement and use its best efforts to cause such registration statement to become effective under the Securities Act and any applicable state securities laws with respect to any proposed disposition by the Parent of the Option Shares, or any portion thereof, unless, in the written opinion of counsel to the Company, addressed to the Parent, registration is not required for the proposed disposition of such Option Shares; PROVIDED, HOWEVER, that the Company shall not be obligated to file more than one registration statement (under federal and, if applicable, state law) with respect to the Option Shares. The registration effected in accordance with the foregoing shall be effected at the Company's expense.

    (b) Upon the request of the Parent, the Company agrees that it will promptly file applications to list any Option Shares, whether issued or unissued, on the NASDAQ National Market System and will use its best efforts to obtain approval of such listing.

    (c) Upon the request of the Parent prior to the Parent's exercise of the Company Option, the Company shall use its reasonable best efforts to file as soon as practicable notifications under the HSR Act with respect to the Offeror's exercise of the Company Option and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Each of the Company and the Parent shall further take all reasonable actions necessary to file any other forms or notifications which may be required by any foreign Governmental Entity and to obtain any approvals which may be required in connection therewith.

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Option Agreement contains customary representations and warranties by the Company including those relating to: (i) authority to enter into the Option Agreement and perform all of its obligations under the Option Agreement; (ii) required consents; (iii) due authorization of the Option Shares; and (iv) no violation of agreements, judgments, rules and regulations. The Option Agreement also contains customary representations and warranties by the Parent including those related to authority to enter into the Option Agreement.

    REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY. Pursuant to the Option Agreement, all representations and warranties contained in the Option Agreement, or contained in certificates of officers of the Company submitted pursuant to the Option Agreement, survive delivery of and payment for the Option Shares for a period expiring on the earlier of (a) the first anniversary of the date of delivery and payment for the Option Shares and (b) the date upon which the Parent shall have sold or otherwise disposed of all of the Option Shares (other than to a direct or indirect majority owned subsidiary of the Parent).

WKUS LETTER

    GENERAL. Pursuant to the WKUS Letter, WKUS agreed to fund the obligations of the Parent and the Offeror, through available cash balances and existing bank credit lines of Wolters Kluwer. WKUS further represented and warranted that there are available cash balances and existing bank credit lines which will enable WKUS to meet this obligation.

14. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

    Notwithstanding any other term of the Offer, and in addition to (and not in limitation of) Offeror's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement) the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall have occurred:

    (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger or any other action shall be taken by any Government Entity, other than the application to the Offer or the Merger of any applicable waiting periods under the HSR Act (i) seeking to prohibit or impose any material limitations on the Offeror's or the Parent's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets (or that of any of its Subsidiaries), or to compel the Offeror or the Parent or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or the Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by the Offeror or the Parent of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement or the Purchase Agreements, or seeking to obtain from the Company, the Offeror or the Parent any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Offeror, or render the Offeror unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (iv) seeking to impose material limitations on the ability of the Offeror or the Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or there shall be pending any suit, action or proceeding by any Governmental Entity against the Offeror, the Parent, the Company or any Subsidiary of the Company which is reasonably likely to have a Material Adverse Effect on the Company;

    (b) there shall be threatened, instituted or pending any action, suit, or proceeding by any Governmental Entity against the Offeror, the Parent, the Company or any Subsidiary of the Company, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) there shall have occurred any events after the date of the Merger Agreement which have or will have a Material Adverse Effect on the Company;

    (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to the Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement;

    (e) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer unless the inaccuracies without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not result in Material Adverse Effect on the Company;

    (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it (i) under
Section 6.1 or 6.8 of the Merger Agreement or (ii) under any other agreement or covenant to be performed or complied with by it under the Merger Agreement, unless the failure to so perform or comply would not have a Material Adverse Effect on the Company; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the benefit of the Parent and the Offeror, may be asserted by Parent or the Offeror regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Offeror in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by the Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

    Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 14--"Certain Conditions to the Offeror's Obligations" shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

    U.S. ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Wolters Kluwer and the Company of a Premerger Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Wolters Kluwer, the ultimate parent entity of the Parent and the Offeror expects to make such a filing on June 17,

1998 and, accordingly, the initial waiting period will expire on July 2, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its Subsidiaries or the Parent or its Subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or to the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

    If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 14--"Certain Conditions to the Offeror's Obligations".

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights under the Delaware GCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

    DELAWARE STATE TAKEOVER LAWS. Under the Delaware GCL, if the Offeror acquires less than 90% of each class of the understanding Shares, the Merger would require, among other things, the affirmative vote of the holders of at least a majority of all the outstanding Shares. If the Offeror acquires, pursuant to the Offer or otherwise, including pursuant to the Purchase Agreements, voting power with respect to at least a majority of the outstanding Shares which would be the case if the Minimum Condition is satisfied, will have the voting power to effect the merger without the vote of any other stockholder, which it intends to do. The Delaware GCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if the Offeror acquires 90% or more of the outstanding Shares pursuant to the Offer and the Purchase Agreements or otherwise, the Offeror could, and intends to, consummate the Merger without the approval of any other stockholders of the Company.

    In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

    Section 203 of the Delaware GCL prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including that prior to such date the Board of Directors of the Company approved either the business combination or the transaction which resulted in such person being an interested stockholder. As set forth below, the Company's Board of Directors has taken actions to make Delaware GCL Section 203 inapplicable to the Parent and the Offeror in connection with the Offer, the Merger, the Purchase Agreements, the Option Agreement and the transactions contemplated by the Option Agreement.

    In the Merger Agreement, the Company represented that its Board of Directors has unanimously approved the Merger Agreement, the Purchase Agreements and the Option Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Delaware GCL Section 203, such approval occurring prior to the time the Offeror became an "interested stockholder" as defined in Delaware GCL Section 203, so that the provisions thereof are not applicable to such transactions.

    OTHER STATE TAKEOVER LAWS. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In EDGAR V. MITE CORP., in l982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 14--"Certain Conditions to the Offeror's Obligations."

16. FEES AND EXPENSES.

    Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

    Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB") is acting as the Dealer Manager in connection with the Offer and as financial advisor to Wolters Kluwer in connection with the Parent's proposed acquisition of the Company, for which services CSFB will receive customary compensation. Wolters Kluwer also has agreed to reimburse CSFB for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify CSFB and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of Wolters Kluwer and the equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    The Offeror has retained Georgeson & Company Inc., as Information Agent, and Morgan Guaranty Trust Company of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

17. MISCELLANEOUS.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Offeror and the Parent have filed with the Commission (i) a Schedule 14D-l, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer and (ii) a Schedule 13D, pursuant to Section 13(d)(1) of the Exchange Act. Such
Schedule 14D-l and Schedule 13D, and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                                           PPC ACQUISITION CORP.

June 16, 1998

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
              WOLTERS KLUWER, WOLTERS KLUWER INTERNATIONAL, WKUS,
                     WK AMERICA, THE PARENT AND THE OFFEROR

    1. MEMBERS OF THE SUPERVISORY BOARD AND EXECUTIVE BOARD AND EXECUTIVE OFFICERS OF WOLTERS KLUWER. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board and Executive Board and each Executive Officer of Wolters Kluwer. Each such person is a citizen of the Netherlands.

SUPERVISORY BOARD

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------

O. Hattink.......................  Chairman, Member since 1981        Chairman of Supervisory Board of Aon
  Landgoed Backershagen 33                                            Holdings BV and RBC Finance BV
  2243 AX WASSENAAR                                                   Vice-chairman of Supervisory Board of IHC
                                                                      Caland NV and Member of Supervisory Board
                                                                      of Coca Cola Beverages Nederland BV
                                                                      Director British Gas
                                                                      International Holdings BV
                                                                      Advisory Director Invesco
                                                                      Europe Limited
                                                                      Chairman, Committee of Shareholders
                                                                      Koninklijke Ten Cate NV

B.H. ter Kuile...................  Member since 1986                  Emeritus Prof. European Law, Erasmus
  Neuhuyskade 4                                                       University of Rotterdam
  2596 XL DEN HAAG                                                    Member and secretary of Supervisory Board
                                                                      of NV Verenigd Streekvervoer Nederland
                                                                      Deputy-Justice Court of Justice of The
                                                                      Hague

J.M.M. Maeijer...................  Member since 1982                  Emeritus Prof. Commercial Law University
  Pauluslaan 17                                                       of Nijmegen
  6564 AP HEILIG                                                      Member of Supervisory Board of Vendex
  LANDSTICHTING                                                       International NV
                                                                      Deputy-Justice Court of Justice of Den
                                                                      Bosch

J.V.H. Pennings..................  Member since 1995                  Chairman of the Executive Board of Oce NV
  Casinoweg 170                                                       Chairman of Supervisory Board of
  5915 ER VENLO                                                       Koninklijke Grolsch NV and Koninklijke IBC
                                                                      Member of Supervisory Board of De
                                                                      Nederlandsche Bank NV and Tulip
                                                                      Computers

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
H. de Ruiter.....................  Member since 1994                  Chairman of Supervisory Board of
  Prins Frederiklaan 16                                               Koninklijke Ahold NV, Beers NV,
  2243 HW WASSENAAR                                                   Koninklijke Hoogovens NV and Koninklijke
                                                                      Pakhoed NV
                                                                      Vice-chairman of Supervisory Board of
                                                                      AEGON NV and Member of Supervisory Board
                                                                      of Heineken NV and NV Koninklijke
                                                                      Nederlandse Petroleum Maatschappij

A.H.C.M. Walravens...............  Member since 1978                  Professor and consultant
  Oude Delft 130                                                      Chairman of Supervisory Board of
  2611 CG DELFT                                                       Tauw Beheer and NV Verenigd Streekvervoer
                                                                      Nederland
                                                                      Member of Supervisory Board of Achmea
                                                                      Holding, Bull Benelux and CSM
                                                                      Member Monitoring Committee Deloitte &
                                                                      Touche

N.J. Westdijk....................  Member since 1993                  Chairman Executive Board of Royal Pakhoed
  Nieuwe Gracht 161                                                   NV
  3512 LL UTRECHT                                                     Member of Supervisory Board of De
                                                                      Nationale Investeringsbank NV and Fortis
                                                                      AMEV NV

EXECUTIVE BOARD

    The names of the members of the Executive Board of Wolters Kluwer, whose present principal occupations are serving as such members and whose present business address is, unless otherwise indicated, c/o Wolters Kluwer, Stadhouderskade 1, 1000 AV Amsterdam, the Netherlands.

NAME AND BUSINESS ADDRESS                                            OFFICE
------------------------------  ---------------------------------------------------------------------------------

C.J. Brakel...................  Chairman since 1995; Member since 1981.

C.H. van Kempen...............  Member since 1993; Chief Executive Officer of Wolters Kluwer Italy, an indirect wholly owned subsidiary of Wolters Kluwer, from 1990 through 1993.

Robert Pieterse...............  Member since 1987.

Peter W. van Wel..............  Member since 1993; President and Chief Executive Officer of WKUS, from 1990 through 1993, and from 1996 to the present.

EXECUTIVE OFFICERS

    The names of the Executive Officers of Wolters Kluwer, whose present principal occupations are serving as such officers, are:

NAME AND BUSINESS ADDRESS                                            OFFICE
------------------------------  ---------------------------------------------------------------------------------

Hans E.M. van Dinter..........  Chief Financial Officer for more than the past five years.

A.S.F. Kuipers................  Director of Business Development since January 1995; prior to 1995,
                                Managing Director of BBI Publishers.

Marcel L. Mock................  Head of the Legal Department and Secretary to the Executive Board since June 1997 and November 1997, respectively. Prior to 1997, European Legal Officer and
                                Statutory Director of Hunter Douglas Europe B.V.

M.H. Sanders..................  Director of Personnel & Organization for more than five years.

    2. MEMBERS OF THE EXECUTIVE BOARD OF WOLTERS KLUWER INTERNATIONAL. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Executive Board of Wolters Kluwer International. Each such person is a citizen of the Netherlands, and the business address of each such person is c/o Wolters Kluwer, Stadhouderskade 1, 1000 AV Amsterdam, the Netherlands.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
Hans E.M. van Dinter.............  Member                             Chief Financial Officer of Wolters Kluwer
                                                                      for more than the past five years.

Marcel L. Mock...................  Member                             Head of the Legal Department and Secretary
                                                                      to the Executive Board of Wolters Kluwer
                                                                      since June 1997 and November 1997,
                                                                      respectively. Prior to 1997, European
                                                                      Legal Officer and Statutory Director of
                                                                      Hunter Douglas Europe B.V.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF WKUS. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of WKUS. Unless otherwise indicated, each such person is a citizen of the Netherlands, each occupation set forth opposite an individual's name refers to employment with WKUS and the business address of each such person is c/o Wolters Kluwer, Stadhouderskade 1, 1000 AV Amsterdam, the Netherlands.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------

Peter W. van Wel.................  Chairman of the Board from 1994    Member of the Executive Board of Wolters
  c/o Wolters Kluwer               to the present, President and      Kluwer since 1993; President and Chief
  United States Inc.               Chief Executive Officer from 1990  Executive Officer of WKUS from 1990 to
  161 North Clark Street           to 1993 and from 1996 to the       1993 and 1996 to the present.
  48th Floor                       present
  Chicago, IL 60601

C.J. Brakel......................  Director                           Chairman of the Executive Board of Wolters
                                                                      Kluwer since 1995; member since 1981.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
C.H. van Kempen..................  Director                           Member of the Executive Board of Wolters
                                                                      Kluwer since 1993. Chief Executive Officer
                                                                      of Wolters Kluwer Italy, an indirect
                                                                      wholly owned subsidiary of Wolters Kluwer,
                                                                      from 1990 through 1993.

R. Pieterse......................  Director                           Member of the Executive Board since 1987.

Mary Martin Rogers...............  Director                           Chief Executive Officer of Lippincott-
  c/o Lippincott-Raven                                                Raven Publishers, Inc. since 1995. Prior
  Publishers, Inc.                                                    to 1995, Chief Executive Officer of Raven
  227 East Washington Square                                          Press, Ltd. for more than five years.
  Philadelphia, PA 19106
  (U.S. Citizen)

Hugh J. Yarrington...............  Director                           Chief Executive Officer of CCH
  c/o CCH Incorporated                                                Incorporated since 1996. Head of the
  2700 Lake Cook Road                                                 Knowledge Organization of CCH Incorporated
  Riverwoods, IL 60015                                                since 1993.
  (U.S. Citizen)

John Marozsan....................  Director                           Chief Operating Officer of CCH
  c/o CCH Incorporated                                                Incorporated since 1996. Prior to 1996,
  2700 Lake Cook Road                                                 President of Aspen Publishers, Inc. for
  Riverwoods, IL 60015                                                more than five years.
  (U.S. Citizen)

Bruce C. Lenz....................  Executive Vice President and       Executive Vice President and Chief
  c/o Wolters Kluwer               Chief Financial Officer            Financial Officer of WKUS for more than
  United States Inc.                                                  five years.
  161 N. Clark Street
  48th Floor
  Chicago, IL 60601-3221
  (U.S. Citizen)

    4. DIRECTORS AND EXECUTIVE OFFICERS OF WK AMERICA. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of WK America. Unless otherwise indicated, each such person is a citizen of the Netherlands. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with WK America and the business address of each such person is c/o Wolters Kluwer, Stadhouderskade 1, 1000 AV Amsterdam, the Netherlands.

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
Peter W. van Wel.................  Chairman of the Board and          Member of the Executive Board
  c/o Wolters Kluwer               President                          of Wolters Kluwer since 1993; President
  United States Inc.                                                  and Chief Executive Officer of WKUS from
  161 North Clark Street                                              1990 to 1993 and 1996 to the present.
  48th Floor
  Chicago, Il. 60601

                                                                          INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                       OFFICE                        EMPLOYMENT (PRESENT/PAST)
---------------------------------  ---------------------------------  ------------------------------------------
C.J. Brakel......................  Director                           Chairman of the Executive Board of Wolters
                                                                      Kluwer since 1995; member since 1981.

Bruce C. Lenz....................  Secretary and Treasurer            Executive Vice President and Chief
  c/o Wolters Kluwer                                                  Financial Officer of WKUS for more than
  United States Inc.                                                  five years.
  161 North Clark Street
  48th Floor
  Chicago, IL 60601
   (U.S. Citizen)

    5. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of the Parent. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with the Parent.

                                                                              INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                            OFFICE                        EMPLOYMENT (PRESENT/PAST)
--------------------------------------  ---------------------------------  -----------------------------------------
Jeffrey K. Smith......................  President, Treasurer and Clerk     President and Director since January,
  c/o Kluwer Academic Publishers B.V.                                      1997; Vice-President since 1983.
  Spuiboulevard 50
  3300 AZ Dordrecht
  the Netherlands

Zachary J. Rolnik.....................  Vice President and Assistant       Vice-President and Managing Director
  c/o Kluwer Boston, Inc.               Clerk                              since August, 1996; Senior Editor in
  101 Philip Drive                                                         Business and Economics Division since
  Norwell, MA 02061                                                        1990.

M. Stephen Dane.......................  Vice President and Assistant       Vice-President and General Manager since
  c/o Kluwer Boston, Inc.               Clerk                              1996; General Manager since 1987.
  101 Philip Drive
  Norwell, MA 02061

    6. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of the Offeror. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with the Parent.

                                                                              INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                            OFFICE                        EMPLOYMENT (PRESENT/PAST)
--------------------------------------  ---------------------------------  -----------------------------------------
Jeffrey K. Smith......................  President, Treasurer and           President and Director since January,
  c/o Kluwer Academic Publishers B.V.   Secretary                          1997; Vice-President since 1983.
  Spuiboulevard 50
  3300 AZ Dordrecht
  The Netherlands

                                                                              INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                            OFFICE                        EMPLOYMENT (PRESENT/PAST)
--------------------------------------  ---------------------------------  -----------------------------------------
Zachary J. Rolnik.....................  Vice President and Assistant       Vice-President and Managing Director
  c/o Kluwer Boston, Inc.               Secretary                          since August, 1996; Senior Editor in
  101 Philip Drive                                                         Business and Economics Division since
  Norwell, MA 02061                                                        1990.

M. Stephen Dane.......................  Vice President and Assistant       Vice-President and General Manager since
  c/o Kluwer Boston, Inc.               Secretary                          1996; General Manager since 1987.
  101 Philip Drive
  Norwell, MA 02061

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:
                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                  BY MAIL:                                       BY HAND:

        Morgan Guaranty Trust Company            Securities Transfer & Reporting Services
          Corporate Reorganization                                (STARS)
                P.O. Box 8216                                   55 Broadway
            Boston, MA 02266-8216                                3rd Floor
                                                            New York, NY 10006

            BY OVERNIGHT COURIER:                       BY FACSIMILE TRANSMISSION:

        Morgan Guaranty Trust Company                         (781) 794-6333
  c/o State Street Corporate Reorganization
             70 Campanelli Drive                           CONFIRM BY TELEPHONE:
             Braintree, MA 02184                              (781) 794-6388

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Offeror's expense. A stockholder may also contact its broker, dealer, commecial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                    ALL OTHERS CALL TOLL FREE (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             ELEVEN MADISON AVENUE
                            NEW YORK, NY 10010-3629
                         CALL TOLL FREE (800) 881-8320